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                                                       OMB APPROVAL
                                UNITED STATES          OMB Number. 3235-0145
                    SECURITIES AND EXCHANGE COMMISSION Expires: August 31, 1991
                              WASHINGTON, D.C.  20549  Estimated average burden
                                                       hours per response 14.90

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*
                           Natural Microsystems Corp.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    63888210
                                    --------

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 63888210             13G                        PAGE 2  OF 13 PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Investment Management Company
                  I.R.S. #04-1504645

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              a [X]
                                                              b [ ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

                  5.       SOLE VOTING POWER
                                    479,834 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    479,834 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  479,834 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  10.44%

12.      TYPE OF REPORTING PERSON*
                  CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 63888210               13G                       PAGE 3  OF 13  PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Small Company Growth Fund (S-4)
                  I.R.S. #04-2394427

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               a [X]
                                                               b [ ]
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Pennsylvania

                  5.       SOLE VOTING POWER
                                    200,000 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    200,000 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  200,000 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  4.35%

12.      TYPE OF REPORTING PERSON*
                  IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 63888210               13G                       PAGE 4  OF 13  PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Global Opportunities Fund
                  I.R.S. #04-6584551

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             a [X]
                                                             b [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Massachusetts

                  5.       SOLE VOTING POWER
                                    65,000 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    65,000 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  65,000 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  1.4%

12.      TYPE OF REPORTING PERSON*
                  IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 63888210               13G                       PAGE 5  OF 13  PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Small Company Growth Fund II
                  I.R.S. #04-3297392

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                a [X]
                                                                b [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Massachusetts

                  5.       SOLE VOTING POWER
                                    12,100 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    12,100 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  12,100 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.26%

12.      TYPE OF REPORTING PERSON*
                  IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 63888210            13G                          PAGE 6  OF 13  PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Institutional Trust - Keystone Institutional Small Capitalization Growth Fund I.R.S. #04-3295682

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               a [X]
                                                               b [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Massachusetts

                  5.       SOLE VOTING POWER
                                    1,700 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    1,700 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,700 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.04%

12.      TYPE OF REPORTING PERSON*
                  IV

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 63888210                13G                     PAGE 7  OF 13  PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Investment Management Company
                  I.R.S. #04-1504645

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             a [X]
                                                             b [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

                  5.       SOLE VOTING POWER
                                    153,434 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    153,434 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  153,434 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  3.34%

12.      TYPE OF REPORTING PERSON*
                  IA (for the Merrill Lynch Consults Portfolio)**


** Total above represents aggregate holdings for approximately 2500 accounts, managed by Keystone Investment Management Company, none of which individually owns more than .05% of the securities.



                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No. 63888210             13G                        PAGE 8  OF 13  PAGES
          --------

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Keystone Investment Management Company
                  I.R.S. #04-1504645

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             a [X]
                                                             b [ ]
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

                  5.       SOLE VOTING POWER
                                    47,600 Shares, Common Stock

                  6.       SHARED VOTING POWER
                                    None

                  7.       SOLE DISPOSITION POWER
                                    47,600 Shares, Common Stock

                  8.       SHARED DISPOSITIVE POWER
                                    None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  47,600 Shares, Common Stock

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                  N/A

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  1.04%

12.      TYPE OF REPORTING PERSON*
                  IA (for Concord Hospital Small Capital Qualified Account (2,400 Shares), Concord Hospital Small Capital Non-Qualified Account (3,700), General Retirement of Detroit (23,000), Employees Retirement System Puerto Rico Electric Power (17,000 Shares), George S. Bissell Charitable Remainder Trust (1,500))

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                              PAGE 9 OF 13 PAGES
Item 1(a).        Name of Issuer:

                           Natural Microsystems Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           8 Erie Drive
                           Natick, MA  01760


Item 2(a).        Name of Person Filing:

                           Keystone Investment Management Company

Item 2(b).        Address of Principal Business Office, or, if none, residence:

                           200 Berkeley Street
                           Boston, MA  02116

Item 2(c).        Place of organization:

                           Delaware

Item 2(d).        Title of Class of Securities:

                           Common Stock

Item 2(e).        CUSIP Number:

                           63888210

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)  [ ]   Broker or Dealer registered under Section 15
                             of the Act
                  (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act
                  (c)  [ ]   Insurance Company as defined in Section
                             3(a)(19) of the Act
                  (d)  [ ]   Investment Company registered under Section 8
                             of the Investment Company Act
                  (e)  [ ]   Investment Company registered under Section
                             203 of the Investment Advisers Act of 1940
                  (f)  [ ]   Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or
                             Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
                  (g)  [ ]   Parent Holding Company, in accordance with
                             Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
                  (h)  [X]   Group, in accordance with Section 240.13d-1(b)
                             (1)(ii)(H)

                                                             PAGE 10 OF 13 PAGES
Item 4.  Ownership:

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)      Amount Beneficially Owned:
                                   479,834
                  (b)      Percent of Class:
                                   10.44%
                  (c)      Number of shares as to which such person has:
                           (I)     sole power to vote or to direct the vote:
                                        479,834
                           (ii)    shared power to vote or to direct the vote:
                                        None
                           (iii) sole power to dispose or to direct the disposition of:
                                        479,834
                           (iv) shared power to dispose of or to direct the disposition of:
                                        None

Item 5.  Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the Parent Holding
         Company:

                  N/A

Item 8.  Identification and Classification of Members of the Group:

                  See Exhibit A

Item 9.  Notice of Dissolution of Group:

                  N/A

                                                             PAGE 11 OF 13 PAGES

Item 10. Certification:

                  The following certificate shall be included if the statement is filed pursuant to Rule 13-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes of effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          KEYSTONE INVESTMENT MANAGEMENT COMPANY
                                          --------------------------------------
                                                     (Name of Entity)


                                          By /s/ Albert H. Elfner, III
                                             -------------------------
                                          Title: Chairman

                  Dated: July 1, 1996

                                                             PAGE 12 OF 13 PAGES
                                    EXHIBIT A

MEMBERS OF THE GROUP (Item 8)
                                                 Item 3
Identity                                         Classification

1. Keystone Investment Management Company       (e)  Investment Adviser
2. Keystone Small Company Growth Fund (S-4)     (d)  Investment Company
3. Keystone Global Oppportunities Fund          (d)  Investment Company
4. Keystone Small Company Growth Fund II        (d)  Investment Company
5. Keystone Institutional Trust - Keystone
   Institutional Small Capitalization Fund      (d)  Investment Company
6. Keystone Investment Management Company       (e)  Investment Adviser
7. Keystone Investment Management Company       (e)  Investment Adviser

                                                             PAGE 13 OF 13 PAGES

                                    EXHIBIT B

The undersigned all hereby agree in writing that Schedule 13G, filed with the Securities and Exchange Commission by Keystone Investment Management Company, and containing information required by Schedule 13G with respect to beneficial ownership of the same shares of the Common Stock of Natural Microsystems Corp. is jointly filed on behalf of each of Keystone Investment Management Company, Keystone Small Company Growth Fund (S-4), Keystone Global Opportunities Fund, Keystone Small Company Growth Fund II, Keystone Institutional Trust - Keystone Institutional Small Capitalization Fund, Keystone Investment Management Company for Merrill Lynch Wrap Account, Keystone Investment Management Company for Concord Hospital Small Capital Qualified Account, Concord Hospital Small Capital Non-Qualified Account, General Retirement of Detroit, Employees Retirement System Puerto Rico Electric Power, George S. Bissell Charitable Remainder Trust.


KEYSTONE INVESTMENT MANAGEMENT COMPANY

By:  /s/ Albert H. Elfner, III
     ---------------------------
Title: Chairman


KEYSTONE SMALL COMPANY GROWTH FUND (S-4)

By:  /s/ Albert H. Elfner, III
     ---------------------------
Title: Chairman


KEYSTONE GLOBAL OPPORTUNITIES FUND

By:  /s/ Albert H. Elfner, III
     ---------------------------
Title: Chairman


KEYSTONE SMALL COMPANY GROWTH FUND II

By:  /s/ Albert H. Elfner, III
     ---------------------------
Title: Chairman


KEYSTONE INSTITUTIONAL TRUST - KEYSTONE INSTITUTIONAL SMALL CAPITALIZATION FUND

By:  /s/ Albert H. Elfner, III
     ---------------------------
Title: Chairman


KEYSTONE INVESTMENT MANAGEMENT COMPANY for Merrill Lynch Wrap Account

By: /s/ Albert H. Elfner, III
     ---------------------------
Title: Chairman

KEYSTONE INVESTMENT MANAGEMENT COMPANY for Concord Hospital Small Capital Qualified Account, Concord Hospital Small Capital Non-Qualified Account, General Retirement of Detroit, Employees Retirement System Puerto Rico Electric Power, George S. Bissell Charitable Remainder Trust

By: /s/ Albert H. Elfner, III
    -------------------------
Title: Chairman